Exhibit 99.1

Discovery Labs and Merrill Lynch Capital enter into
$12.5 Million Credit Facility

Warrington, PA —May 23, 2007 — Discovery Laboratories, Inc. (Nasdaq: DSCO) today announced that it has entered into a $12.5 million secured credit facility with Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., to finance capital expenditures and pay off existing equipment financing indebtedness.

The terms of the credit facility provide:

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$9 million is available immediately to Discovery Labs. Up to an additional $3.5 million will be made available by Merrill Lynch Capital as Discovery Labs raises new capital through business development partnerships, stock offerings and other similar financings.

•	A draw period of 12 months, with the potential to extend the draw period an additional six months.

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Of the initial $9 million, $3.9 million will be applied to the prepayment of Discovery Labs’ outstanding equipment financing indebtedness and will be payable in equal monthly installments over 27 months.

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Loan funds used to purchase new property and equipment will be payable in equal monthly installments over 36 months. Loan funds used to purchase leasehold improvements, installation and other related costs will be payable in equal monthly installments over 24 months.

John G. Cooper, Discovery Labs’ Executive Vice President and Chief Financial Officer, commented, “We are pleased to establish a relationship with Merrill Lynch Capital Healthcare Finance Group because, in addition to equipment financing, it offers biotech firms a full spectrum of financing solutions, including term loans and enterprise working capital lines. With this new facility, we plan to finance key capital expenditure programs as we prepare for the potential FDA approval of Surfaxin® in 2008 and further advance our Surfactant Replacement Therapy (SRT) pipeline.”

For further information about this financing, refer to a description of the terms and conditions of the transaction and copies of the material agreements, which Discovery Labs plans to file in a Report on Form 8-K with the U.S. Securities and Exchange Commission.

About Merrill Lynch Capital

Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., is a leading commercial finance business providing a broad range of structured financing solutions to middle market companies nationwide. Based in Chicago and with regional offices throughout the country, Merrill Lynch Capital is focused on four market segments: corporate finance, equipment finance, healthcare finance and real estate finance. The Healthcare Finance Group of Merrill Lynch Capital provides senior financing solutions for middle market healthcare companies, offering cash flow, asset, life sciences related and real estate based credit facilities and junior secured debt, and equity co-investments. Merrill Lynch Capital is an affiliate of Merrill Lynch Bank USA.

About Discovery Labs

Discovery Laboratories, Inc. is a biotechnology company developing Surfactant Replacement Therapies (SRT) for respiratory diseases. Surfactants are produced naturally in the lungs and are essential for breathing. Discovery’s technology produces a precision-engineered surfactant that is designed to closely mimic the essential properties of natural human lung surfactant. Discovery believes that its proprietary SRT pipeline has the potential to advance respiratory medicine and address a variety of respiratory diseases affecting neonatal, pediatric and adult patients.

Discovery’s lead product candidate, Surfaxin®, is the subject of an Approvable Letter from the FDA for the prevention of Respiratory Distress Syndrome in premature infants. Surfaxin is also being developed for other neonatal and pediatric indications. Aerosurf™, Discovery’s aerosolized SRT, is being developed to potentially obviate the need for intubation and conventional mechanical ventilation and holds the promise to significantly expand the use of surfactants in respiratory medicine. For more information, please visit our website at www.Discoverylabs.com.

To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Among the factors which could affect Discovery’s actual results and could cause results to differ from those contained in these forward-looking statements are the risk that Discovery may not profitably develop and market its products, the risk that financial market conditions may change, the risk that Discovery will not be able to raise additional capital or enter into additional collaboration agreements, the risk that Discovery will not be able to attract or retain qualified personnel or timely provide for a successful sales and marketing organization, risks relating to the progress of Discovery’s research and development,, risks in the FDA or other regulatory agency review process generally, including that such regulatory authority will not approve the marketing and sale of a drug product even after acceptance of an application or that approval by such regulatory agency may be withheld, delayed and/or limited by indications or other label limitations, risks that the Chemical, Manufacturing and Controls section of Discovery’s New Drug Application will not satisfy the FDA, risks relating to the ability of Discovery or Discovery’s third party manufacturers and development partners to manufacture or provide Discovery with adequate supplies of drug substances and expertise for completion of any of Discovery’s clinical studies, risks related to the ability of Discovery and its collaborators to develop, manufacture and successfully commercialize products that combine Discovery’s drug products with innovative aerosolization technologies, risks relating to drug manufacturing by Discovery, risks relating to the significant, time-consuming and costly research, development, pre-clinical studies, clinical testing and regulatory approval process for any products that Discovery may develop independently or with Discovery’s collaboration arrangements, risks relating to the development by other companies of competing therapies and/or technologies, risks relating to reimbursement and health care reform, and risks relating to securities, product liability and other litigation. Companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced clinical trials, even after obtaining promising earlier trial results. Data obtained from tests are susceptible to varying interpretations, which may delay, limit or prevent regulatory approval. Those associated risks and others are further described in Discovery’s filings with the Securities and Exchange Commission including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.

Company Contact:
Lisa Caperelli, Investor Relations
215-488-9413